EXHIBIT 99.1
Investor Relations Contact:
Brian Ritchie - FD
212-850-5683
brian.ritchie@fd.com

Media Relations Contact:
Irma Gomez-Dib - FD
212-850-5761
irma.gomez-dib@fd.com

Press Release

INSMED ANNOUNCES FIRST QUARTER 2009 FINANCIAL RESULTS

RICHMOND, VA. May 13, 2009 - Insmed Inc. (Nasdaq CM: INSM), a biopharmaceutical company, today reported results for the first quarter ended March 31, 2009.

Recent Company Highlights

•	Follow-on Biologics Program
o	Finalized sale of follow-on biologics (FOB) assets to Merck & Co., Inc., through an affiliate, for gross proceeds of $130 million; and
o
Net of finance and legal fees paid, Insmed has received net proceeds to date of approximately $128 million as a result of this agreement.  Taxes due on the sale will be paid by instalment during the balance of the year, resulting in total expected net proceeds of approximately $125 million.

•	IPLEX™
o	Continue to expect preliminary Phase 2 data in Myotonic Muscular Dystrophy (MMD) in the second quarter of 2009;
o
The FDA announced that it would allow Insmed to provide access to IPLEX™ for investigational use in patients with Amyotrophic Lateral Sclerosis (ALS or Lou Gehrig’s disease).  Insmed will conduct a controlled clinical trial under an Investigational New Drug application;

o
Announced the signing of an agreement with IDIS, a private, UK-based company specializing in the management of medicines on a named patient basis, also known as expanded access programs (EAPs) or named patient programs (NPPs), to manage such programs for IPLEX™ worldwide, excluding the U.S. and Italy; and

o	Generated $2.0 million in cost recovery revenue from the IPLEX™ EAP for ALS in Italy during the first quarter of 2009.

•	Corporate
o	Regained compliance with NASDAQ’s minimum $1.00 per share bid price requirement.

“The year has started off with a litany of positive, value-creating events,” said Dr. Geoffrey Allan, Ph.D., President and CEO Insmed.  “The transaction with Merck will add about $125 million to our balance sheet and has provided us with significant financial flexibility in terms of how we might go about continuing to grow our business and enhance shareholder value.  At the same time, our IPLEX™ program continues to move forward on all fronts.  We continue to expect preliminary Phase 2 results in MMD before the end of the second quarter.  In addition, the ALS EAP is set to expand internationally via our agreement with IDIS, and we are discussing the parameters of a controlled clinical trial in this indication with the FDA in the U.S.  As our regaining compliance with NASDAQ’s minimum $1.00 per share bid price requirement would indicate, the market is beginning to appreciate our successes, and we look forward to sustaining the momentum we have generated in the first quarter throughout the remainder of the year.”

Financial Results for First Quarter Ended March 31, 2009

Total revenues for the first quarter ended March 31, 2009 were $2.4 million, the same as the corresponding period in 2008.

Net income for the first quarter of 2009 increased to $117.8 million, or $0.96 per share, compared with a net loss of $4.9 million, or $0.04 per share, in the first quarter of 2008.  This $122.7 million improvement was primarily due to the gain on sale of our FOB assets to Merck which was partially offset by increases in SG&A and R&D expenses due to the recognition of stock compensation expense.

The $2.2 million increase in total expenses was due to a $0.5 million increase in research and development (“R&D expenses”) and a $2.1 million increase in selling, general and administrative expenses (“SG&A Expenses”), which was partially offset by the absence of a $0.4 million loss on investments, which was recorded in the first quarter of 2008.

The higher R&D and SG&A Expenses were due largely to the recognition of stock compensation expense for the restricted stock and restricted stock units that vested on March 31, 2009 and the award of bonuses.  Interest income for the most recent first quarter of $23,000 was $256,000 lower than the corresponding quarter of 2008 due to a combination of the lower interest rate environment and a lower average cash balance.  Interest expense of $242,000 was $112,000 lower than the same quarter in 2008 due to a decrease in the debt discount amortization resulting from the lower average balance of the 2005 convertible notes, which began repayment in March 2008.

As of March 31, 2009, the Company had total cash, cash equivalents and short-term investments on hand of $127.5 million, compared to $2.4 million on hand as of December 31, 2008.  The $125.1 million increase in cash, cash equivalents and short-term investments was due to the $127.8 million in net proceeds from the sale of Insmed’s FOB assets to Merck, which was minimally offset by $2.1 million utilized to fund operations and $0.6 million for the partial repayment of the Company’s 2005 convertible notes.

Conference Call

To participate in today’s live 8:30 AM ET conference call, please dial 800-706-7748 (U.S. callers) or 617-614-3473 (international), and provide passcode 81641944.  A live webcast of the call will also be available at:
http://phx.corporate-ir.net/playerlink.zhtml?c=122332&s=wm&e=2174191.
Please allow extra time prior to the webcast to register, download and install any necessary audio software.

The webcast will be archived for 30 days, and a telephone replay of the call will be available for seven days, beginning today at 11:30 AM ET at 888-286-8010 (U.S. callers) or 617-801-6888 (international), using passcode 62249241.

About Insmed

Insmed Inc. is a biopharmaceutical company with unique protein development experience and a proprietary protein platform aimed at niche markets with unmet medical needs.  For more information, please visit http://www.insmed.com.

Forward-Looking Statements

This release contains forward-looking statements which are made pursuant to provisions of Section 21E of the Securities Exchange Act of 1934. Investors are cautioned that such statements in this release, including statements relating to planned clinical study design, regulatory and business strategies, plans and objectives of management and growth opportunities for existing or proposed products, constitute forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the forward-looking statements.  The risks and uncertainties include, without limitation, [product candidates may fail in the clinic or may not be successfully marketed or manufactured, the FDA may interpret the results of studies differently than us, competing products may be more successful, the biopharmaceutical industry may experience negative market trends, our continuing efforts to grow the business and develop IPLEX™ may be unsuccessful, the actual market for MMD may not actually match up with our external assessment, we may lack financial resources to complete development of product candidates  and other risks and challenges detailed in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2008.  Readers are cautioned not to place undue reliance on any forward-looking statements which speak only as of the date of this release.  We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this release or to reflect the occurrence of unanticipated events.

INSMED INCORPORATED
Consolidated Balance Sheets
(in thousands, except share and per share data)
	(unaudited)
	March 31,	December 31,
	2009	2008

Assets
Current assets:
Cash, cash equivalents and short-term investments	$127,540	$2,397
Accounts receivable, net	114	122
Prepaid expenses	30	74
Total current assets	127,684	2,593

Long-term assets:
Certificate of deposit	2,085	-
Restricted cash, long-term	-	2,095
Deferred financing costs, net	51	70
Total long-term assets	2,136	2,165

Total assets	$129,820	$4,758

Liabilities and stockholders' equity (deficit)
Current liabilities:
Accounts payable	$2,667	$1,277
Accrued project costs & other	795	936
Payroll liabilities	5,048	453
Income taxes payable	2,794	-
Restricted stock unit liability	-	113
Interest payable	10	13
Deferred rent	103	168
Deferred revenue	232	302

Convertible debt	2,211	2,211
Debt discount	(476)	(596)
Net convertible debt	1,735	1,615

Total current liabilities	13,384	4,877

Long-term liabilities:
Convertible debt	-	553
Debt discount	-	(66)
Net long-term convertible debt	-	487

Asset retirement obligation	-	2,217

Total liabilities	13,384	7,581

Stockholders' equity (deficit):
Common stock; $.01 par value; authorized shares 500,000,000; issued and outstanding shares, 124,972,146 in 2009 and 122,494,010 in 2008	1,250	1,225
Additional paid-in capital	343,817	342,378
Accumulated deficit	(228,631)	(346,426)
Net stockholders' equity (deficit)	116,436	(2,823)

Total liabilities and stockholders' equity (deficit)	$129,820	$4,758

INSMED INCORPORATED
Consolidated Statements of Operations
(in thousands, except per share data - unaudited)

	Three Months Ended
	March 31,
	2009	2008

Royalties	$28	$25
Grant revenue	272	-
Other expanded access program income, net	2,070	2,328
Total revenues	2,370	2,353

Operating expenses:
Research and development	5,868	5,368
Selling, general and administrative	3,449	1,391
Realized loss on investments	-	392
Total expenses	9,317	7,151

Operating loss	(6,947)	(4,798)

Interest income	23	279
Interest expense	(242)	(354)
Gain on sale of asset, net	127,755	-
Income (loss) before taxes	120,589	(4,873)

Income tax expense	2,794	-

Net income (loss)	$117,795	$(4,873)

Basic net income (loss) per share	$0.96	$(0.04)

Shares used in computing basic net profit (loss) per share	122,522	121,904

Diluted net income (loss) per share	$0.96	$(0.04)

Shares used in computing diluted net profit (loss) per share	122,698	121,904

INSMED INCORPORATED
Consolidated Statements of Cash Flows
(in thousands - unaudited)

	Three Months Ended
	March 31,
	2009	2008
Operating activities
Net income (loss)	$117,795	$(4,873)
Adjustments to reconcile net income (loss) to net cash
used in operating activities:
Depreciation and amortization	205	292
Stock based compensation expense	1,439	133
Gain on sale of asset, net	(127,755)	-
Realized loss on investments	-	392
Changes in operating assets and liabilities:
Accounts receivable	8	(77)
Other assets	44	134
Accounts payable	1,390	(100)
Accrued project costs & other	(141)	12
Payroll liabilities	4,595	168
Income tax liability	2,794	-
Deferred rent	(65)	-
Deferred income	(70)	26
Restricted stock unit liability	(113)	-
Asset retirement obligation	(2,217)	-
Interest payable	(3)	(3)
Net cash used in operating activities	(2,094)	(3,896)

Investing activities
Cash received from asset sale	127,755	-
Decreases in short-term investments	-	5,601
Net cash provided by investing activities	127,755	5,601

Financing activities
Repayment of convertible notes	(553)	(553)
Certificate of deposits	10	-
Other	25	-
Net cash used in financing activities	(518)	(553)

Increase in cash and cash equivalents	125,143	1,152
Cash and cash equivalents at beginning of period	2,397	3,554

Cash and cash equivalents at end of period	$127,540	$4,706

Supplemental information
Cash paid for interest	$38	$68